Exhibit 99.4

Dear Firemen,

By now many of you have seen John’s email and the news that Cisco announced an agreement to acquire Sourcefire. As I talked about at SKO in January, our focus in 2013 was to become Bigger, Stronger, Faster to accelerate the realization of our vision in the market. By joining forces with Cisco, we’ll be in an even better place to do that.

I am personally very excited about this opportunity. When I created Snort in 1998 I never imagined that Sourcefire would become what it is today. I also certainly never expected that we would become part of such an impressive company like Cisco, either. But here’s the thing – Sourcefire was founded on the premise of the best security technologies we could build to open source, commercial, and government organizations. I wanted to solve a big problem that I was very passionate about. Now, after all of our years of honing amazing talent and developing innovative products, we’ll be even better positioned to solve this problem with more resources at our backs. Cisco is committed to supporting all of us in this mission, and that alone has further fueled my passion for this opportunity to provide the best security we can. I hope it does the same for you.

Remember something very important. We were built on the Firemen principles and Cisco shares very complementary leadership principles. Cisco acquires companies as much for the people as it does for the technology, and they need our people to execute on that strategy. Security is a special industry; it doesn’t operate the way other IT markets do. It requires a passion that all of you have demonstrated in your tremendous work getting us to where we are today.

Maintaining that passion and spreading it throughout Cisco is critical to this next big step we’re all taking together!

I want to personally invite all of you to join our special event today at 11 a.m. ET either in person or online. There will be a replay for our Firemen across the world or anyone else who cannot participate live. We’ll answer your questions. You’ll meet part of your future team. And right after, I’m heading to San Jose to meet the rest of the security group and tell them why Sourcefire is the special company that it is. I know they will be just as excited as I am.

See you soon.

Marty

Additional Information and Where to Find It

In connection with the proposed acquisition by Cisco Systems, Inc. (“Cisco”) of Sourcefire, Inc. (“Sourcefire”) pursuant to the terms of an Agreement and Plan of Merger by and among Sourcefire, Cisco, and a wholly-owned subsidiary of Cisco, Sourcefire will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the proxy statement (including all amendments and supplements) because it will contain important information. Investors may obtain free copies of the proxy statement when it becomes available, as well as other filings containing information about Sourcefire, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from Sourcefire’s Investor Relations web site (http://investor.sourcefire.com/) or by directing a request to Sourcefire at: Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, MD 21046.

Sourcefire and its officers and directors and other members of management and employees may be deemed to be participants in the solicitation of proxies from Sourcefire’s stockholders with respect to the acquisition. Information about Sourcefire’s executive officers and directors is set forth in the proxy statement for the Sourcefire 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2013. Investors may obtain more detailed information regarding the direct and indirect interests of Sourcefire and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC.

Forward-Looking Statements

This written communication contains forward-looking statements that involve risks and uncertainties concerning Cisco’s proposed acquisition of Sourcefire, Sourcefire’s expected financial performance, as well as Sourcefire’s strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of our customers to the transaction; general economic conditions; the possibility that Sourcefire may be unable to obtain stockholder approval as required for the transaction or that the other conditions to the closing of the transaction may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to the documents that Cisco and Sourcefire file with the SEC on Forms 10-K, 10-Q and 8-K. The filings by Sourcefire identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. Sourcefire is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.